Exhibit 10.3

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

RESTRICTED STOCK AWARD RETENTION AGREEMENT

(GRANTED PURSUANT TO THE STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

2013 LONG-TERM INCENTIVE COMPENSATION PLAN)

Pursuant to the provisions of the Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan (the “Plan”), the Company has granted to                      (the “Participant”) as of                      (the “Grant Date”), a Restricted Stock Award consisting of                      shares of the Company’s Common Stock (the “Shares” and the “Award”), upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”) as an incentive for the Participant to remain employed with the Company. References to employment with the Company shall include employment with a subsidiary or affiliate of the Company. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Award Subject to Acceptance. The Award shall be accepted by the Participant unless the Participant notifies the Company in writing within 60 days following the Grant Date (which acceptance will satisfy the requirement for execution and delivery of this Agreement by the Participant for purposes of Section 7.2 of the Plan). If the Participant chooses not to accept the Award, the Award will be immediately cancelled.

2.	Rights as a Stockholder.

(a) Voting. The Participant shall have the right to vote the Shares comprising the Award during the Restriction Period (as defined in Section 4).

(b) Dividends and Other Distributions. If any dividends are paid or other distributions are made on the Shares comprising the Award during the Restriction Period (as defined in Section 4), such dividends and other distributions shall be credited for the account of the Participant. The dividends and other distributions credited for the account of the Participant with respect to a portion of the Award that becomes vested in accordance with Section 4 or Section 5 shall be paid to the Participant, without interest, at the time specified in Section 6. The Participant will forfeit any dividends and other distributions credited for the account of the Participant with respect to any portion of the Award that does not vest under Section 4 or Section 5.

3. Custody of Unvested Awards. The Shares comprising the Award shall be registered to, or held by, the Company or its nominee in certificated or uncertificated form until the Award vests in accordance with Section 4 or Section 5.

4.	Restriction Period and Vesting.

(a) In General. The Award shall vest in two installments as specified in paragraphs (i) and (ii) below, subject to the special vesting rules specified in subsections (b), (c), and (d) and Section 5 below. The period of time from the Grant Date until the Award vests is referred to as the “Restriction Period.” Since portions of the Award vest at different times as specified in paragraphs (i) and (ii) below, the Restriction Period shall be determined separately for each such portion.

(i) First Installment. If the Participant remains employed with the Company on the third anniversary of the Grant Date, the Participant will vest in 50% of the Shares (rounded up to the next highest whole number of Shares, as necessary) on the third anniversary of the Grant Date.

(ii) Second Installment. If the Participant remains employed with the Company on the fourth anniversary of the Grant Date, the Participant will vest in the remaining Shares on the fourth anniversary of the Grant Date.

(b) Termination without Cause. If the Company initiates the termination of the Participant’s employment with the Company without Cause (as defined in the Severance Agreement entered into between the Company and the Participant dated                      (the “Severance Agreement”)) before the Award has become fully vested, the Participant shall become vested in the portion of the Award that has not previously become vested on the date of such termination of employment.

(c) Termination by reason of Disability or Death. If the Participant’s employment with the Company terminates by reason of the Participant’s Disability or the Participant’s death, in either case on or after the six month anniversary of the Grant Date and before the Award has become fully vested, the Participant shall become vested in the portion of the Award that has not previously become vested on the date of such termination of employment. The effective date of the Participant’s Disability shall be the date as of which the Participant is determined to have a Disability pursuant to the terms of the Plan. The Committee has the sole discretion to determine whether the Participant has terminated employment with the Company by reason of Disability.

(d) Double Trigger Change in Control. Except as provided in Section 5 below, the Award will be treated as specified in the Severance Agreement in the event of a Change in Control (as defined in the Severance Agreement). For this purpose, the Committee will determine whether a Change in Control has occurred, and such determination will be conclusive and binding upon the Company and the Participant.

(e) Other Termination of Employment. If the Participant’s employment terminates for any reason other than as specified in subsections (b), (c) or (d) above, the Participant shall forfeit automatically the portion of the Award that is not vested on the date of the Participant’s termination of employment.

5. Single Trigger Change in Control. Notwithstanding Section 4(d) above, if, upon a Change in Control (as defined in the Plan), the Participant does not receive a Replacement Award in accordance with Article 16 of the Plan, then the Award will vest on a pro-rata basis based on actual service during the aggregate Restriction Period, and the Participant shall forfeit the remainder of the portion of the Award that does not vest or has not previously become vested. The portion of the Award that shall become vested shall be determined by multiplying the number of Shares comprising the Award by a fraction, the numerator of which is the total number of calendar days during which the Participant was employed by the Company during the period beginning on the Grant Date and ending on the effective date of the Change in Control and the denominator of which is 1460, minus any Shares comprising any portion of the Award that had previously become vested, rounded down to the nearest whole number of Shares. The Committee shall determine whether a Change in Control has occurred, and such determination shall be conclusive and binding upon the Company and the Participant. For purposes of this Section 5, a “Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock) as the Award, (ii) that has a value at least equal to the value of the Award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control or is payable solely in cash, (iv) if the Participant is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Award, and (v) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this definition of “Replacement Award” are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

6. Payment. On each of the following dates, the dividends and other distributions credited to the account of the Participant pursuant to Section 2(b) with respect to the vested portion of the Award as of such date (if any, less any such amounts which became vested and were paid on an earlier date) shall be paid to the Participant:

(a) Each of the vesting dates specified in Section 4(a);

(b) The date of the Participant’s death;

(c) The date of the Participant’s termination of employment; and

(d) The effective date of a Change in Control.

To the extent that the dividends or other distributions payable to the Participant were credited to the Participant’s account in the form of cash, the Company shall make such payment in cash. Except as provided in the immediately following sentence, to the extent that the dividends or other distributions payable to the Participant were credited to the Participant’s account in the form of Shares, the Company shall make such payment by causing its designated broker to credit an account for the Participant with a number of Shares equal to the number of Shares that became payable on such date, rounded down to the next highest whole number of Shares, and shall make payment of any fractional Share in cash with the amount of cash determined by multiplying the percentage of a whole Share comprising such fractional share by the closing price of a Share on the trading day immediately prior to the applicable payment date (or, in the event of payment made on account of Change in Control, by the closing price of a Share on the last trading day immediately prior to effective date of the Change in Control). To the extent that the dividends or other distributions payable to the Participant were credited to the Participant’s account in the form of Shares and payment is made on or after the occurrence of a Change in Control in circumstances in which Section 5 would have been applicable had the Participant still been employed with the Company on the effective date of the Change in Control, the Committee shall make such payment in cash and shall determine the amount of cash by multiplying the number of Shares so credited to the Participant’s account by the closing price of a Share on the last trading day immediately prior to effective date of the Change in Control. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to the delivery of any Shares to the Participant.

7. Additional Terms and Conditions of Award.

(a) Nontransferability of Award. The Award is not transferable except by will or the laws of descent and distribution.

(b) Required Tax Payments and Withholding Shares. The Participant shall pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to the Award (the “Required Tax Payments”). Unless other arrangements are made with the consent of the Committee, all Required Tax Payments will be satisfied by the Company withholding Shares otherwise to be delivered to the Participant, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments. The Company shall withhold the whole number of Shares sufficient to make the Required Tax Payments and shall make a cash payment to the Participant for the difference between the Fair Market Value of the Shares withheld and the Required Tax Payments on the date on which the portion of the Award giving rise to the Required Tax Payments becomes vested or, in the case of dividends and other distributions payable under Section 6, on the date on which such amounts giving rise to the Required Tax Payments are paid (but if this would cause adverse accounting then one less Share shall be withheld, and the Participant shall provide the additional withholding that is required in cash).

(c) Compliance with Applicable Laws. If the listing, registration or qualification of the Shares comprising the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary in connection with the vesting of the Award or the delivery of Shares hereunder, the Award shall not vest or the Shares shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. As a further condition precedent to the delivery of Shares comprising any portion of the Award that becomes vested pursuant to Section 4 or Section 5 above, the Participant shall comply with all regulations and requirements of any applicable regulatory authority and shall execute any documents that the Company shall in its sole discretion deem necessary or advisable. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

(d) Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance with the Plan (which are incorporated herein by reference). The Participant acknowledges receipt of a copy of the Plan.

8. Miscellaneous Provisions.

(a) Meaning of Certain Terms. As used herein, the term “vest” shall mean no longer subject to a substantial risk of forfeiture. References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

(b) Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan.

(c) Entire Agreement. This Agreement contains the entire understanding between the Participant and the Company with respect to the subject matter hereof. This Agreement does not alter or terminate, in any respect, the offer letter entered into between the Company and the Participant dated                     , or the Severance Agreement.

(d) Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Company or its designated representative at corporate headquarters in Stamford, Connecticut, Attention: Human Resources, and if to the Participant, to the address set forth for the Participant on the records of the Company or to the Participant’s e-mail or other electronic address with the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing by (i) personal delivery, (ii) facsimile with confirmation of receipt, (iii) e-mail or other electronic transmission to the Participant, (iv) mailing in the United States mail, or (v) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, confirmation of receipt of facsimile transmission, one day after sending an e-mail or other electronic transmission to the Participant, or receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

(e) Reform by Court or Severability. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.

(f) Section 409A. Except as provided in paragraph (i) below, it is intended, and this Agreement shall be construed, so that the Shares comprising the Award shall be exempt from Code section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(6) and all other compensation payable under this Agreement shall be exempt from Code section 409A pursuant to the exception for short-term deferrals. Accordingly, to maximize the potential application of the exception for short-term deferrals, each payment under the Agreement that is separately determined and payable (for example, each individual dividend or distribution provided for by Section 2(b)) shall be considered a separate payment for purposes of Code section 409A.

(i) If any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code section 409A (for example, because a delay in making payment causes the short-term deferral exception to not apply, or because the scheduled time of payment pursuant to Section 2(b) does not permit the short-term deferral exception to apply to one or more such payments, and provided in any such case that the Participant is subject to taxation under the Code), such compensation shall comply with the requirements of Code section 409A and the Department of Treasury regulations and other guidance thereunder (collectively, “409A and Related Guidance”).

(ii) To the extent that Code section 409A is applicable to the Award under the terms of paragraph (i) above, compliance with 409A and Related Guidance shall include the following: (A) any provisions of this Agreement that provide for payment of compensation that is subject to Code section 409A under paragraph (i) above and that has vesting and payment triggered by the Participant’s termination of employment shall be deemed to provide for vesting and payment that is triggered only by the Participant’s “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “409A Separation from Service”), (B) if the Participant is a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of his or her 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such separation from service or, in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation shall be paid to the Participant six months following the date of such 409A Separation from Service (provided, however, that if the Participant dies after the date of such 409A Separation from Service, this six-month delay shall not apply from and after the date of the Participant’s death), and (C) to the extent necessary to comply with Code section 409A, the definition of change in control that applies under Code section 409A shall apply under this Agreement to the extent that it is more restrictive than the definition of Change in Control that would otherwise apply. In any case, where payment is delayed under clause (B) of the preceding sentence, payment of the portion of the Award that was vested on the date of the Separation from Service shall be paid on the date applicable under clause (B), with the payment determined as if such date were the applicable payment date under Section 6. The Participant acknowledges and agrees that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that the Participant is solely responsible for all taxes due with respect to any payment under this Agreement.

(g) Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be construed in accordance with and governed by the laws of the State of New York without giving effect to conflicts of laws principles.

(h) Personal Data. By accepting the Award, the Participant has voluntarily consented to the collection, use, processing and transfer of personal data about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other employee identification number, salary, nationality, job title, details of the Award for the purpose of managing and administering the Plan (“Data”). The Company and/or its subsidiaries and affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and/or any of its subsidiaries and affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:

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